SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

         Filed by the registrant  |X|

         Filed by a party other than the registrant  |_|

         Check the appropriate box:           |_|  Confidential, for Use of the
         |X|  Preliminary proxy statement          Commission Only (as permitted
         |_|  Definitive proxy statement           by Rule 14a-6(e)(2))
         |_|  Definitive additional materials
         |_|  Soliciting material pursuant to
              Rule 14a-11(c) or Rule 14a-12

                                  Arctco, Inc.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

         |X|  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a-6(i)(2) or Items 22(a)(2) of Schedule A.
         |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

              (1) Title of each class of securities to which transaction applies:

              (2) Aggregate number of securities to which transactions applies:

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

              (4)      Proposed maximum aggregate value of transaction:

              (5)      Total fee paid:

         |_|  Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1)      Amount previously paid:
              (2)      Form, Schedule or Registration Statement No.:
              (3)      Filing party:
              (4)      Date filed:




                                  ARCTCO, INC.




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD AUGUST 8, 1996



         Notice is hereby given that the Annual Meeting of Stockholders of Arctco, Inc. (the "Company") will be held at the National Guard Armory, at Arnold Avenue South and Highway 32 South, Thief River Falls, Minnesota 56701, on Thursday, August 8, 1996 at 4:00 p.m. for the following purposes:

         1. To elect three directors to serve three-year terms and one director to serve a one-year term.

         2. To ratify and approve an amendment to the Company's Restated Articles of Incorporation to change the name of the Company to Arctic Cat Inc.

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on June 21, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,



                                            Timothy C. Delmore,
                                            Secretary

Thief River Falls, Minnesota
June 28, 1996


TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.




                                  ARCTCO, INC.
                             600 BROOKS AVENUE SOUTH
                           THIEF RIVER FALLS, MN 56701



                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 8, 1996



         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Arctco, Inc. (the "Company") of proxies for the Annual Meeting of Stockholders of the Company to be held at the corporate headquarters on Thursday, August 8, 1996 at 4:00 p.m. Central Daylight Time, or any adjournment or adjournments thereof. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about June 28, 1996.

         The Company's Annual Report for the fiscal year ended March 31, 1996, including audited financial statements, is being mailed to stockholders concurrently with the Proxy Statement.

         Proxies may be revoked at any time before they are exercised by the execution and delivery of a later proxy, and stockholders present at the meeting may withdraw their proxies and vote in person. Unless revoked, proxies will be voted and, where a choice is specified with respect to any matter to be voted upon, the proxies will be voted as specified.

         The total number of shares outstanding and entitled to vote at the meeting as of June [24], 1996 consists of 22,043,528 shares of $.01 par value Common Stock (excluding 7,560,000 shares of Class B Common Stock which do not vote with the Common Stock in the general election of directors; see "Election of Directors"). Each share of Common Stock is entitled to one vote and there is no cumulative voting. Only stockholders of record at the close of business on June 21, 1996 will be entitled to vote at the Annual Meeting. The presence in person or by proxy of holders of a majority of the shares of stock entitled to vote at the Annual Meeting of Stockholders constitutes a quorum for the transaction of business.

         Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to stockholders, but as unvoted for purposes of determining the approval of the matter. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.



                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         Four directors will be elected at the Annual Meeting, three for three-year terms and one for a one-year term. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a stockholder vote, and, generally, one-third of the directors belong to each class. During the last fiscal year, the Board of Directors added two new members, Gregg A. Ostrander and Kenneth J. Roering. Each of the new directors has been assigned to an existing class of the Board. In addition to the election of the class nominated for a term ending in 1999, the Board of Directors is seeking shareholder election of one new member appointed to the class with a term ending in 1998. Accordingly, three directors (Messrs. Dondelinger, Hagen and Roering) have been nominated for election to a three-year term at the 1996 Annual Meeting and Mr. Ostrander has been nominated for election to a one-year term. In accordance with a Stock Purchase Agreement dated July 18, 1988 between Suzuki Motor Corporation ("Suzuki") and the Company pursuant to which Suzuki purchased 7,560,000 shares (as adjusted for subsequent stock splits) of the Company's Class B Common Stock (constituting all outstanding shares of Class B Common Stock), Suzuki is entitled to elect one member of the Board of Directors.

         The Board of Directors has nominated for election the persons named below. It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

         The names and ages of the nominees and their principal occupations are set forth below, based upon information furnished to the Company by the nominees. Unless otherwise indicated, each of the directors has held their respective identified positions for more than the past five years.

                                                                                                    DIRECTOR
NAME AND AGE                              PRINCIPAL OCCUPATION                                       SINCE

NOMINATED FOR A TERM ENDING IN 1997.

Gregg A. Ostrander (43)                   President and Chief Executive Officer                       1995
                                          of Michael Foods, Inc. (a food processing/
                                          manufacturer) since 1993; President of
                                          Swift-Eckrich Prepared Foods Co.
                                          (a food manufacturer) from 1985 to 1993.
                                          Director of Michael Foods, Inc.


NOMINATED FOR A TERM ENDING IN 1999.

Robert J. Dondelinger (60)                President and Chief Executive Officer                       1983
                                          of Northern Motors (a General Motors
                                          dealership), Thief River Falls, MN.

William I. Hagen (58)                     Co-owner and Vice President of North                        1983
                                          Star Transport, Inc. (a nationwide
                                          trucking company), Eagan, MN; owner
                                          and operator of a farm in northern Minnesota.

Kenneth J. Roering (54)                   Professor, School of Management, University                 1996
                                          of Minnesota since 1981.  Director of
                                          Sheldahl, Inc. (producer of flexible
                                          laminates and circuitry), TSI, Inc. (manu-
                                          facturer of technical instruments),
                                          Transport Corporation of America, Inc.
                                          (transportation) and Mountain Parks
                                          Financial Group, Inc. (financial services).

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND
  WHOSE TERMS EXPIRE IN 1997:

William G. Ness (58)                      Chairman of the Board of Directors of                       1983
                                          the Company; Co-owner and Vice President
                                          of Northern Woodwork (specialty furniture
                                          manufacturing), Thief River Falls, MN;
                                          Director of Northern State Bank, Thief
                                          River Falls, MN.

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND
  WHOSE TERMS EXPIRE IN 1998:

Lowell T. Swenson (74)                    Retired since 1980; previously employed                       1983
                                          in snowmobile industry for 14 years.

Christopher A. Twomey (48)                President and Chief Executive Officer                         1987
                                          of the Company since January 1986;
                                          executive officer of the Company in
                                          various capacities since 1983.  Director
                                          of Lund International Holdings, Inc. and
                                          Community Board Member, Norwest
                                          Bank Minnesota West, N.A.

DIRECTOR ELECTED ANNUALLY BY CLASS B COMMON STOCK:

Takeshi Natori (57)                       Senior General Manager of Industrial &                      1992
                                          Power Products Division, Suzuki
                                          Motor Corporation (vehicle and
                                          related manufacturing operations);
                                          Hamamatsu, Japan; prior to June
                                          1991, President of Suzuki France S.A.


         Meetings. During fiscal 1996, the Board of Directors met six times. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which he served.

         Board Committees. The Board has appointed a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Dondelinger, Hagen and Swenson, met once during the last fiscal year. The Compensation Committee assists management in making recommendations to the Board with respect to officers' and key employees' salaries, bonuses and stock option grants. The Audit Committee, which consists of Messrs. Dondelinger, Hagen and Swenson, met once during the last fiscal year. The Audit Committee meets with the Company's independent public accountants and representatives of management to review the internal and external financial reporting of the Company, reviews the scope of the independent auditors' examination, considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments and approves any material non-audit services to be provided by the Company's independent public accountants.

         The Company does not have a nominating committee. However, the Company's Bylaws provide that any stockholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such stockholder has provided written notice of such intention to the Secretary of the Company. Such notice must be given not less than 60 days nor more than 90 days prior to the meeting date corresponding to the previous year's Annual Meeting. Stockholders desiring to nominate a director should contact the Company's Secretary for a copy of the relevant procedure.

         Remuneration of Directors. All non-employee directors other than the representative of Class B Common Stock receive $2,250 per quarter, $1,000 per meeting attended in person, $500 per meeting attended telephonically and $500 per committee meeting attended on a date when no regular Board meeting is held, in addition to out-of-pocket expenses incurred on behalf of the Company. In addition, pursuant to the Company's 1995 Stock Plan, each non-employee director automatically receives on the date of election or re-election as a director, or appointment as a director by action of the Board during the period between stockholder meetings, and on the date of each subsequent annual or special stockholder meeting at which action is taken to elect any director if the non-employee director's term is not up for election that year and the non-employee director is serving an unexpired term (provided that the non-employee director has served for at least six months), an option to purchase 6,000 shares of the Company's Common Stock at an option price equal to the fair market value of the Company's Common Stock on the date the option is granted. These options will have terms equal to the later to occur of five years from the date of grant or the 66th birthday of the non-employee director, which term shall in any event expire 30 days after termination of service as a directors, and will be exercisable at any time from the date of grant. The director elected by the holder of Class B Common Stock is reimbursed for out-of-pocket expenses incurred on behalf of the Company, does not receive the fee described above and has declined to receive the stock options described above.



                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows, for fiscal years 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Christopher A. Twomey, the Company's Chief Executive Officer, and to each of the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                       ANNUAL                 COMPENSATION
                                                    COMPENSATION          --------------------
                                             ---------------------------  SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR            SALARY            BONUS         OPTIONS (#)         COMPENSATION(1)
- - ---------------------------    ----            ------            -----         -----------         ---------------
Christopher A. Twomey           1996          $165,000         $112,500          60,000               $4,500
   President and Chief          1995           165,000          225,000          45,000                4,500
   Executive Officer            1994           165,000          225,000          45,000                5,682

Mark E. Blackwell               1996           106,000           65,000          30,000                4,500
   Vice President - Marketing   1995           103,000          100,000          22,500                4,500
                                1994           103,000           85,000          42,750                2,321

Timothy C. Delmore              1996           106,000           65,000          30,000                4,500
   Chief Financial Officer      1995           103,000          102,000          22,500                4,500
   and Secretary                1994           103,000           90,000          22,500                3,338

Ronald G. Ray                   1996           106,000           62,000          30,000                4,500
   Vice President -             1995           103,000           97,000          22,500                4,500
   Manufacturing                1994           103,000           85,000          22,500                2,384

Roger H. Skime                  1996           106,000           62,000          30,000                4,500
   Vice President -             1995           103,000           97,000          22,500                4,500
   Engineering                  1994           103,000           85,000          22,500                3,417


(1) Represents amount contributed by the Company to the individual's 401(k) retirement plan account.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of its executive officers which provide, among other things, for a lump-sum cash severance payment to each such executive equal to approximately three times the executive's average annual compensation over the preceding five years plus certain fringe benefits under certain circumstances following a "change in control" of the Company. In general, a "change in control" would occur when there has been any change in the controlling persons reported in the Company's proxy statement, when 20% or more of the Company's outstanding voting stock is acquired by any person, when current members of the Board of Directors or their successors elected or nominated by such members cease to constitute at least 75% of the Board of Directors, when the Company merges or consolidates with or sells substantially all its assets to any person or entity, or when the Company's stockholders approve a plan of liquidation or dissolution of the Company. The employment agreements also prohibit disclosure of confidential information concerning the Company and require disclosure and assignment of inventions, discoveries and other works relating to the executive's employment. If a "change in control" had occurred at the end of fiscal 1996 and the executive's employment was terminated, the following executive officers would have received the amounts indicated, which includes deemed compensation during the preceding five years from the exercise of stock options: Mr. Twomey, $1,877,129; Mr. Blackwell, $706,892; Mr. Delmore, $746,826; Mr. Ray, $860,750; and Mr. Skime,
$936,404.

         The Company has also entered into employment agreements with each of its executive officers pursuant to which they will receive upon termination of employment, other than by the Company for cause, for a twelve-month period, (i) with respect to Mr. Twomey, an amount equal to his average annual cash compensation over the five-year period immediately preceding the date of termination plus $35,000, and with respect to the other executive officers, an amount equal to their average annual salary over the three-year period immediately preceding the date of termination, and (ii) the employee benefits received prior to termination. The employment agreements also restrict each executive officer from certain competitive employment following termination and prohibit disclosure of confidential information concerning the Company. If the named executive officers had been terminated at the end of the last fiscal year for a reason other than cause, they would have received the following amounts pursuant to the employment agreements: Mr. Twomey, $366,500; Mr. Blackwell, $104,000; Mr. Delmore; $104,000; Mr. Ray, $104,000; and Mr. Skime, $104,000.

STOCK OPTIONS

         The following table contains information concerning individual grants of stock options under the Company's Stock Option Plans to each of the named individuals during the last fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                            -------------------------------------------------------
                                                                                            POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                               ANNUAL RATES
                               NUMBER OF     PERCENT OF                                       OF STOCK PRICE
                              SECURITIES    TOTAL OPTIONS                                    APPRECIATION FOR
                              UNDERLYING     GRANTED TO                                       OPTION TERM (2)
                                OPTIONS     EMPLOYEES IN   EXERCISE    EXPIRATION        ------------------------
NAME                        GRANTED (#) (1)  FISCAL YEAR     PRICE        DATE             5%                 10%
- - ----                        ---------------  -----------     -----   --------------      ------               ---
All Non-Affiliate
Stockholders................     N/A            N/A           N/A             N/A      $87,326,837      $192,969,472

Christopher A. Twomey.......   60,000          26.0%        $11.25       8/03/2000         186,490           412,094

Mark E. Blackwell...........   30,000          13.0%         11.25       8/03/2000          93,245           206,047

Timothy C. Delmore..........   30,000          13.0%         11.25       8/03/2000          93,245           206,047

Ronald G. Ray...............   30,000          13.0%         11.25       8/03/2000          93,245           206,047

Roger H. Skime..............   30,000          13.0%         11.25       8/03/2000          93,245           206,047


(1) Exercises of one-third of the shares are permitted on each of the first through third anniversary dates of the grant; potential realizable value based on five-year term of option.

(2) Indicates amount of potential aggregate non-affiliate stockholder equity appreciation over five-year period at the assumed appreciation rates based on $11.25 purchase price.



         None of the named individuals exercised stock options during the last fiscal year. The following table contains information concerning the value of options previously granted under the Company's Stock Option Plans which were held by the named individuals at the end of the last fiscal year.

                          FISCAL YEAR-END OPTION VALUES


                                                    NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                   OPTIONS AT FY-END(#)              OPTIONS AT FY-END
                                                ----------------------------     ----------------------------
NAME                                            EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
- - ----                                            -----------    -------------     -----------    -------------
Christopher A. Twomey..........................     45,000        240,000           $174,375       $348,750

Mark E. Blackwell..............................     40,132         81,743            143,464              0

Timothy C. Delmore.............................     45,000         75,000            174,375              0

Ronald G. Ray..................................     27,000         75,000            138,375              0

Roger H. Skime.................................     22,500         75,000             87,188              0



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Company's executives are generally made by the three-member Compensation Committee of the Board consisting of Messrs. Dondelinger, Hagen and Swenson. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers were during fiscal 1996 and will in fiscal 1997 be reviewed by the full Board. Pursuant to SEC rules designed to enhance disclosure of companies' policies with regard to executive compensation, set forth below is a report submitted by the Compensation Committee addressing the Company's compensation policies for fiscal 1996 as they affect Mr. Twomey and Messrs. Blackwell, Delmore, Ray and Skime, the four executive officers other than Mr. Twomey who, for fiscal 1996, were the Company's most highly paid executive officers whose compensation exceeded $100,000 (collectively with Mr. Twomey, the "Named Executives"). The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

         Compensation Philosophy. The Compensation Committee's executive compensation policies are designed to reflect three basic objectives: payment for performance; attraction and retention of executives who contribute to the long-term success of the Company; and alignment of the interests of management with those of stockholders.

         Base Pay. The Compensation Committee annually reviews each officer's salary, including those of the Named Executives. In determining appropriate base salary levels, the Compensation Committee considers levels of responsibility, experience, internal equity, and external pay practices. With respect to external pay practices, the Compensation Committee compares the base salary paid by the Company to a survey of national manufacturing companies, which includes a strong representative sample of midwestern companies, and to compensation paid by companies manufacturing similar products in the same geographic location. The Company attempts to maintain base salary levels at approximately the 50th percentile according to the national survey, a level which it believes emphasizes corporate and individual performance which it recognizes through annual incentive awards and still allows it to attract and retain strong executive talent. Base salaries for the Named Executives except Mr. Twomey, were increased 3% for fiscal 1996.

         Annual Incentive Awards. Each executive is eligible to receive annual cash incentive awards based on corporate and individual performance. It is the Compensation Committee's belief that placing a potentially large portion of an executive's total compensation at risk, based on corporate and individual performance, is the best way to focus attention on the short and long-term goals of the Company and encourage high levels of performance from each executive. By focusing on both corporate and individual goals, team work is encouraged. Individual incentive awards for all executives are based on the Compensation Committee's assessment of overall Company performance and each individual's contribution. Compensation comparisons are made with peer-company executives through a national survey and individual incentive awards are made such that when added to base salary, total cash compensation reflects corporate and individual performance and is within the range of total cash compensation according to the national survey. Incentive payments for fiscal 1996 were significantly below such payments the prior year as a reflection of the Company's policy on incentive compensation and the Company's relatively poor financial performance in fiscal 1996.

         Long-Term Incentives. Aligning the interest of management with those of stockholders is accomplished through longer term incentives directly related to the improvement in long-term stockholder value. The Compensation Committee believes this is accomplished with the award of stock options to the Named Executives and other key personnel. Stock options are awarded periodically consistent with the Company's objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained. Stock options have value for the executive officers only if the price of the Company's stock appreciates in value from the date of grant. Stockholders also benefit from such stock price appreciation. The Compensation Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term corporate financial success as measured by stock price appreciation. To encourage a longer term perspective, in recent years stock options have vested near the end of a multi-year period. However, in light of the Company's relatively poor financial performance in fiscal 1996, options were granted to the Named Executives with vesting on a short-term schedule to reward the Named Executives for shorter-term improvements in the Company's financial performance.

         Other Compensation Programs. The Company maintains certain broad based employee benefit plans in which its executive officers, including the Named Executives, have been permitted to participate, including retirement, life, and health insurance plans. The Company's retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions and in which the Company matches employee contributions in an amount equal to the employee's contribution up to 3% of the employee's base salary.

         Mr. Twomey's Fiscal 1996. Mr. Twomey's base pay for fiscal 1996 was $165,000 which is at the low end of the target range for base pay set by the Compensation Committee and is the same base pay as Mr. Twomey received in fiscal 1995. In evaluating the Company's overall performance in order to determine Mr. Twomey's annual incentive award, the Compensation Committee considered the Company's financial performance for fiscal 1996 and Mr. Twomey's individual contribution. The Compensation Committee paid Mr. Twomey $112,500 as an incentive award, which is 50% of the amount paid Mr. Twomey the prior year, as a reflection of these factors.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                       OF THE COMPANY'S BOARD OF DIRECTORS

Robert J. Dondelinger            William I. Hagen              Lowell T. Swenson


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As described below, Mr. Hagen, a director and member of the Compensation Committee of the Board, has important relationships with entities which engage in certain transactions with the Company which require disclosure. See "Certain Transactions."

CERTAIN TRANSACTIONS

         Since the Company first began production in August 1983, it has purchased all engines for its snowmobiles from Suzuki pursuant to a contract which is renewed annually and which stipulates price and general terms of delivery of engines. Orders are placed annually and Suzuki is restricted from supplying engines to any other snowmobile manufacturer for use in snowmobiles sold in North America. During the last fiscal year, the Company paid Suzuki approximately $95,619,000 for engines. Terms of the agreement were, and renewal rates are, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

         During the last fiscal year, the Company has engaged North Star Transport, Inc., a corporation for which Mr. Hagen, a director of the Company, is a director, executive officer and principal shareholder, for freight hauling services for which it paid North Star Transport, Inc. approximately $4,310,000. The rates charged were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

         During the last fiscal year, the Company purchased wiring harnesses from Itasca Bemidji, Inc. ("IBI"), a company in which Mr. Ness, a director of the Company, owns approximately 15% of the outstanding stock. During the last fiscal year, the Company paid IBI approximately $1,701,000 for harnesses. The prices paid by the Company were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

         During the last fiscal year, the Company purchased certain vehicles from Northern Motors, a General Motors dealership which Mr. Dondelinger, a director of the Company, is President and Chief Executive Officer. During the last fiscal year, the Company paid Northern Motors approximately $244,000 for vehicles. The prices paid by the Company were, and will continue to be, the subject of arms-length negotiations on terms no less favorable to the Company than the Company could otherwise obtain.

PERFORMANCE GRAPH

         In accordance with the rules of the Securities and Exchange Commission, the following performance graph compares performance of the Company's Common Stock on the Nasdaq National Market to the S&P 500 Index and to the Recreational and Luxury Product Index (indicated below as the "Peer Group Index") prepared by Media General Financial Services. The graph compares on an annual basis the cumulative total stockholder return on $100 invested on April 1, 1991, and assumes reinvestment of all dividends and has been adjusted to reflect stock splits.


                                  [LINE GRAPH]



                                             MARCH 31,
                        1991      1992     1993     1994     1995     1996
ARCTCO, INC.          $100.00   $171.08  $315.72  $478.58  $439.80  $295.24
PEER GROUP INDEX       100.00    135.35   152.87   176.15   181.54   212.86
S&P 500 INDEX          100.00    111.06   128.00   129.89   150.11   198.30


         The performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.


                      BENEFICIAL OWNERSHIP OF CAPITAL STOCK

         The following table presents information provided to the Company as to the beneficial ownership of the Company's capital stock as of June 21, 1996 by
(i) the only stockholders known to the Company to hold 5% or more of such stock,
(ii) each of the directors and Named Executives of the Company and (iii) all directors and officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

                                                                              Percent of              Percent of
                                                    Capital Stock         Outstanding Shares      Outstanding Shares
Beneficial Owners                               Beneficially Owned(1)       of Common Stock        of Capital Stock
- - -----------------                               ---------------------       ---------------        ----------------

Suzuki Motor Corporation.....................        7,560,000                      0%                  25.54%
  Hamamatsu-Nishi
  P.O. Box 1, 432-91
  Hamamatsu, Japan

State of Wisconsin Investment Board..........      2,580,000(2)                 11.70                    8.72
  P.O. Box 7842
  Madison, WI 53707

Harris Associates LP.........................      2,071,765(3)                  9.40                    7.00
  Two North Lasalle St.
  Suite 500
  Chicago, IL 60602-3790

William G. Ness .............................        184,727(4)                     *                       *

Christopher A. Twomey........................        252,569(4)                  1.14                       *

Robert J. Dondelinger........................        215,343(4)                     *                       *

William I. Hagen.............................        313,818(4)                  1.42                    1.06

Takeshi Natori...............................              0(5)                     0                       0

Lowell T. Swenson............................        427,261(4)                  1.94                    1.44

Gregg A. Ostrander...........................          6,000(4)                     *                       *

Kenneth J. Roering...........................          6,000(4)                     *                       *

Mark E. Blackwell............................         69,375(4)                     *                       *

Timothy C. Delmore...........................        118,910(4)                     *                       *

Ronald G. Ray................................         57,450(4)                     *                       *

Roger H. Skime...............................        150,792(4)                     *                       *

All Directors and Officers
  as a Group (14 persons)....................      2,076,957(4)                  9.18                    6.88



*        Less that 1%.

(1) All outstanding shares of capital stock are Common Stock except shares held by Suzuki which are all Class B Common Stock. See "Election of Directors."

(2) Based in part on information included in a Schedule 13G filed with the Securities and Exchange Commission.

(3) Based in part on information included in a Schedule 13G filed with the Securities and Exchange Commission. Consists of 2,071,765 shares over which the owner exercise shared voting power and 918,000 shares and 1,153,765 shares over which the owner exercises sole and shared dispositive power, respectively.

(4) Includes the following number of shares purchasable by the indicated individuals and group within 60 days from the date hereof pursuant to the exercise of outstanding stock options: Mr. Ness, 45,000; Mr. Twomey, 90,000; Mr. Dondelinger, 29,628; Mr. Hagen, 29,628; Mr. Swenson, 23,721; Mr. Ostrander, 6,000 shares; Mr. Roering, 6,000 shares; Mr. Blackwell, 69,375; Mr. Delmore, 67,500; Mr. Ray, 49,500; Mr. Skime, 45,000; and all directors and officers as a group, 569,352.

(5)      Excludes shares held by Suzuki Motor Corporation.

         Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the 1934 Act, the Company believes all of such forms were filed on a timely basis by reporting persons.


                                   PROPOSAL 2
                           AMENDMENT TO THE COMPANY'S
                       RESTATED ARTICLES OF INCORPORATION

         The Board of Directors has approved and recommends that stockholders vote in favor of an amendment to the Company's Restated Articles of Incorporation to change the name of the Company to Arctic Cat Inc.

         The Board of Directors believes that over the last thirty years the name "Arctic Cat" has become synonymous with exciting, innovative and high quality snowmobiles and related products. As a result, the name "Arctic Cat" has built a tremendous amount of customer loyalty and satisfaction. The Board believes associating this long respected name across all product lines will enhance the Company's marketing efforts. The Board is also recommending this change as a result of numerous requests from the Company's customers and dealers. In addition, the Board expects communication to the Company's stockholders, the financial market, and the investing public to be greatly enhanced and simplified using this already recognized name.

         THE BOARD UNANIMOUSLY RECOMMENDS ADOPTION BY THE STOCKHOLDERS OF THE FOLLOWING RESOLUTION:

         RESOLVED, that Article I of the Corporation's Restated Articles of Incorporation be, and the same hereby is, amended in its entirety to read as follows:

                  "The name of the Corporation shall be Arctic Cat Inc."

         Approval of the proposed amended Article I requires the affirmative vote of a majority of all shares of Common Stock entitled to vote at the Annual Meeting. The Board of Directors recommends that stockholders vote for Proposal No. 2.


                                    AUDITORS

         Grant Thornton, independent public accountants, were the auditors for the Company for fiscal 1996. A representative of Grant Thornton is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. As of the date hereof, no auditing firm has been formally selected for fiscal 1997 since the Board of Directors has historically made such formal selection in conjunction with the Annual Meeting of Stockholders.


                              STOCKHOLDER PROPOSALS

         The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to a company, to present proposals for stockholder action in a company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by corporate action in accordance with the proxy rules. The Company's Annual Meeting of Stockholders for the fiscal year ended March 31, 1997 is expected to be held on or about August 7, 1997 and proxy materials in connection with that meeting are expected to be mailed on or about June 27, 1997. Stockholder proposals prepared in accordance with the proxy rules must be received by the Company on or before February 29, 1997.


                          METHOD OF PROXY SOLICITATION

         The entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.


                                 OTHER MATERIALS

         The Company's Bylaws provide that certain requirements be met in order that business may properly come before the stockholders at the Annual Meeting. Among other things, stockholders intending to bring business before the Annual Meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 60 days nor more than 90 days prior to the meeting date corresponding with the previously year's Annual Meeting. Stockholders desiring to bring matters for action at an Annual Meeting should contact the Company's Secretary for a copy of the relevant procedure. Since no such notice was received with respect to this year's Annual Meeting, no stockholders may bring additional business before the meeting for action.

         The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

                                            By Order of the Board of Directors,

                                            Timothy C. Delmore,
                                            Secretary



                                  ARCTCO, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 8, 1996


         The undersigned hereby appoints William G. Ness and Christopher A. Twomey, or either of them, as proxies with full power of substitution to vote all shares of stock of Arctco, Inc. of record in the name of the undersigned at the close of business on June [24], 1996 at the Annual Meeting of Stockholders to be held in Thief River Falls, Minnesota on August 8, 1996, or any adjournment or adjournments, hereby revoking all former proxies.

1.      ELECTION OF DIRECTORS:

        |_|   FOR all nominees listed below      |_|   WITHHOLD AUTHORITY
              (except as marked to the                 to vote for both
               contrary below)                         nominees listed below

 Robert J. Dondelinger  William I. Hagen  Kenneth J. Roering  Gregg A. Ostrander

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the FOR box and write that nominee's name for which you are withholding authority on the space provided below)



2. AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO ARCTIC CAT, INC.

         |_|      FOR         |_|   AGAINST       |_|   ABSTAIN



                            (continued on other side)


                           (continued from other side)



2. In their discretion, the proxies are authorized to vote upon any other matters coming before the meeting.

         THE SHARE(S) REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSAL (1) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSAL IF THERE IS
NO SPECIFICATION.


                                    Dated: ______________________________, 1996


                                    ___________________________________________
                                                   Signature


                                    ___________________________________________
                                             Signature if held jointly

                                    Please sign exactly as name(s) are shown at left. When signing as executor, administrator, trustee, or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.